EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report, dated February 25, 2013 (except for the effects of the immaterial error correction disclosed in Note B and except as it relates to segment information disclosed in Note S, as to which the date is March 2, 2015), with respect to the consolidated financial statements included in the Annual Report of Rent-A-Center, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the following Registration Statements of Rent-A-Center, Inc.:

File     Effective
Form Type       Number             Date

Form S-8    333-53471    05/22/1998
Form S-8    333-66645    11/02/1998
Form S-8    333-32296    03/13/2000
Form S-8    333-62582     06/08/2001
Form S-8    333-136615    08/14/2006
Form S-8    333-139792    01/04/2007
Form S-8    333-40958    07/07/2007
Form S-8    333-145121    08/03/2007
Form S-8    333-171926    01/28/2011

Dallas, Texas
March 2, 2015